Provention Bio Appoints Accomplished Biotech Executive, Chip Catlin, to its Board of Directors

Industry executive adds considerable financial expertise as audit committee chairperson

Oldwick, NJ, September 5, 2018 – Provention Bio, Inc. (Nasdaq:PRVB), a clinical stage biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, announced today the appointment of Avery (Chip) W. Catlin, a seasoned and accomplished corporate financial executive, to its Board of Directors.

Mr. Catlin brings more than 22 years of experience as a senior financial officer of public biopharmaceutical companies to Provention. He served previously as Senior Vice President and Chief Financial Officer of Celldex Therapeutics, Inc., where he raised more than $500 million from equity, convertible debt and private placement transactions, as well as devised and led financial strategies to successfully complete several asset acquisitions adding substantial long term value for the company. As a Board member for Provention, Mr. Catlin’s proven expertise in corporate fundraising, asset acquisition financing and fiscal oversight further reinforces Provention’s distinctive competence as the company continues to advance the development of its current pipeline and deploys its unique strategy of licensing or acquiring clinical-stage assets targeting novel mechanisms to intercept, delay or prevent the progression of immune-mediated disease.

“We are honored to welcome Chip to our Board of Directors, where we expect to benefit from his extensive corporate leadership experience and expertise,” stated Ashleigh Palmer, CEO of Provention Bio. “Provention’s success is based upon our ability to acquire targeted assets on preferential terms, manage our operations efficiently and effectively to expedite our therapeutic candidates through the clinic, and build significant optionality and value via strategic partnership. With his outstanding track record of managing the rapid growth and expansion of life sciences corporations, we are confident Chip will help Provention deliver successful operational and transactional execution of its vision and strategic intent to reduce the high morbidity, mortality, patient suffering, and escalating costs of chronic autoimmune and inflammatory diseases, such as type 1 diabetes (T1D), Crohn’s disease, ulcerative colitis and lupus.”

Provention’s development pipeline includes a Phase 3 candidate for the interception of type 1 diabetes (T1D), two Phase 2, clinical-stage immunology candidates for inflammatory bowel diseases (IBD), a Phase 1 candidate for auto-antibody-mediated diseases such as systemic lupus erythematosus (SLE), and an investigational new drug (IND)-enabling-stage vaccine for acute coxsackie B virus (CBV) infection and the potential prevention or delay in onset of T1D.

“I am delighted to join the Board so soon after Provention’s upsized initial public offering,” said Mr. Catlin. “I was attracted and greatly impressed by the Provention team’s rapid execution to date and especially excited by its pioneering an innovative new way to intercept disease progression and prevent the daily suffering in chronic immune-related conditions. As a Board member, I plan to take an active role, leveraging my significant financial, operational, and transactional fundraising experience to ensure the company continues along its trajectory by working closely with the Provention executive team to optimize the outcome and value of critical growth initiatives.”

Prior to Celldex, Mr. Catlin held senior financial and operational positions with biopharma companies Endogen, Inc. and Repligen Corporation. He currently sits on the Board of Corbus Pharmaceutical Holdings, Inc. Mr. Catlin earned a B.A. in Psychology from the University of Virginia and an MBA from Boston College. He is also a certified public accountant.

About Provention Bio, Inc.

Provention Bio, Inc. is a clinical-stage biopharmaceutical company leveraging a transformational drug development strategy that is focused on the prevention or interception of immune-mediated disease. Our diverse portfolio was assembled with product candidates that have undergone clinical testing but may have been underdeveloped or deprioritized assets at other companies. Provention’s mission is to in-license, transform and develop clinical-stage, or nearly clinical-stage, therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases including: type 1 diabetes (T1D), Crohn’s disease, ulcerative colitis, lupus, and certain life-threating viral diseases. For more information on Provention Bio, please visit www.proventionbio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; uncertainties of patent protection and litigation; limited research and development efforts and dependence upon third parties; substantial competition; our need for additional financing and the factors listed under “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended June 30, 2018 and any subsequent filings with the Securities and Exchange Commission (SEC). As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

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